Exhibit 4

DOLLAR TREE, INC.
OMNIBUS INCENTIVE PLAN

1.	Establishment, Purpose and Term of Plan.

1.1 Establishment.  The Dollar Tree, Inc. Omnibus Incentive Plan (the "Plan") is hereby established effective as of March 17, 2011, being the date the Plan was adopted by the Board (the "Effective Date").  The Plan was approved by the shareholders of the Company on June 16, 2011 (the "Approval Date").  The Plan constitutes the merger of the Dollar Tree, Inc. 2003 Equity Incentive Plan, the Dollar Tree, Inc. 2003 Non-Employee Director Stock Option Plan and the Dollar Tree, Inc. 2004 Executive Officer Equity Plan (the "Prior Plans") effective as of the Approval Date.  Notwithstanding the foregoing, all grants of any awards under the Prior Plans before the Approval Date shall be governed under the terms and conditions of the Prior Plans.  This Plan also replaces and supersedes the 2004 Executive Officer Cash Bonus Plan (the “Cash Bonus Plan”) as of the Approval Date; provided, however, all grants of any awards under the Cash Bonus Plan before the Approval Date shall be governed under the terms and conditions of the Cash Bonus Plan.

1.2 Purpose. The purposes of the Plan are to (i) advance the interests of the Company and its shareholders by providing incentives to attract, retain and reward persons performing services for the Member Companies; (ii) to motivate Participants, by means of appropriate incentives, to contribute to the growth and profitability of the Member Companies; (iii) provide incentive compensation opportunities that are competitive with those of similar companies; and (iv) further identify Participants’ interests with those of the Company’s shareholders through compensation that is based on the Company’s stock.  The Company intends that Awards granted pursuant to the Plan be exempt from or comply with Section 409A, and the Plan shall be construed and interpreted as necessary to achieve that intent.

1.3 Term of Plan. The Plan shall continue in effect until its termination by the Committee; provided, however, that, to the extent required by applicable law, all Awards shall be granted, if at all, within ten (10) years from the date the Plan is adopted by the Board.

2.	Definitions and Construction.

2.1 Definitions.  Whenever used herein, the following capitalized terms shall have their respective meanings set forth below:

(a) "Affiliate" means (i) an entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) an entity, other than a Subsidiary Corporation, that is controlled by the Company directly or indirectly through one or more intermediary entities.  For this purpose, the term "control" (including the term "controlled by") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise.

(b) "Award" means any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit, Performance Bonus, Performance Unit, or Other Award granted under the Plan.

(c) "Award Agreement" means a written or electronic agreement between the Company and a Participant setting forth the terms, conditions and restrictions of the Award granted to the Participant.

(d) "Board" means the Board of Directors of the Company.

(e) "Cause" means, unless such term or an equivalent term is otherwise defined with respect to an Award in the Participant’s Award Agreement or by a written contract of employment or service, any of the following: (i) the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Member Company documents or records that has a material adverse effect on a Member Company; (ii) the Participant’s material failure to abide by a Member Company’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of a Member Company (including, without limitation, the Participant’s improper use or disclosure of a Member Company’s confidential or proprietary information); (iv) any intentional act by the Participant which has a material detrimental effect on a Member Company’s reputation or business; (v) the Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from a Member Company of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by the Participant of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between the Participant and a Member Company, which breach is not cured pursuant to the terms of such agreement; or (vii) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude which has a material adverse effect on a Member Company or which impairs the Participant’s ability to perform his or her duties with a Member Company.

(f) "Change in Control" means, unless such term or an equivalent term is otherwise defined in the Award Agreement of a Participant who is not a “named executive officer” as defined under Item 402(a)(3) of Regulation S-K of the Exchange Act, the occurrence of any of the following:

(i) The sale, exchange or other transfer of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a corporation that is not controlled by the Company; or

(ii) The liquidation or dissolution of the Company; or

(iii) A successful tender offer for the Stock of the Company, after which the tendering party holds more than 50% of the issued and outstanding Stock of the Company; or

(iv) A merger, consolidation, share exchange, or other transaction to which the Company is a party pursuant to which the holders of all the shares of Stock outstanding prior to such transaction do not hold, directly or indirectly, at least 50% of the outstanding shares of the surviving company after the transaction.

Notwithstanding the foregoing:

(i) With respect to an Employee who entered into a retention agreement with the Company prior to the date the Company’s shareholders first approve this Plan, the term “Change in Control” shall have the meaning set forth in such retention agreement and no provision of this Plan shall abrogate any provision or right set forth in such retention agreement; and

(ii) To the extent that any amount constituting Section 409A Deferred Compensation would become payable under this Plan by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A and Treasury Regulations § 1.409A-3(i)(5)(v), (vi) & (vii).

(g) "Code" means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(h) "Committee" means a committee appointed by the Board pursuant to Section 3 of the Plan.

(i) "Company" means Dollar Tree, Inc., a Virginia corporation, or any successor corporation thereto.

(j) "Consultant" means a natural person engaged to provide consulting or advisory services (other than as an Employee or a Director) to a Member Company.

(k) "Covered Employee" means an Employee who is a "covered employee" as defined under Section 162(m).

(l) "Director" means a member of the Board.

(m) "Disability" means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

(n) "Dividend Equivalent Right" means the right of a Participant, granted at the discretion of the Committee or as otherwise provided by the Plan, to receive a credit for the account of such Participant in an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by an Award held by such Participant.

(o) "Employee" means any natural person treated as a common law employee in the personnel records of a Member Company.  The Company shall determine in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be.  For purposes of an individual’s rights, if any, under the terms of the Plan as of the time of the Company’s determination of whether or not the individual is an Employee, all such determinations by the Company shall be final, binding and conclusive as to such rights, if any, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination as to such individual’s status as an Employee.   Service as a Director or payment of a director’s fee by a Member Company shall not be sufficient to constitute "employment" by a Member Company.

(p) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(q) "Fair Market Value" means, as of any date, the value of a share of Stock determined as follows:

(i) If the principal market for the Stock is a national securities exchange or the NASDAQ Stock Market, then the "Fair Market Value" as of that date shall be the closing sale price of the Stock on the principal exchange or market on which the Stock is then listed or admitted to trading on such date.

(ii) If sale prices are not available or if the principal market for the Stock is not a national securities exchange and the Stock is not quoted on the NASDAQ Stock Market, the average between the highest bid and lowest asked prices for the Stock on such day as reported on the NASDAQ OTC Bulletin Board Service or by the National Quotation Bureau, Incorporated or a comparable service.

(iii) If the day is not a business day, and as a result, paragraphs (i) and (ii) next above are inapplicable, the Fair Market Value of the Stock shall be determined as of the immediately preceding business day.  If paragraphs (i) and (ii) next above are otherwise inapplicable, then the Fair Market Value of the Stock shall be determined in good faith by the Committee subject to the applicable requirements, if any, of Section 409A of the Code.

(r) "Incentive Stock Option" means an Option intended to qualify (as set forth in the Award Agreement) as an incentive stock option within the meaning of Section 422(b) of the Code.

(s) "Insider" means an Officer, a Director of the Company or other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

(t) "Insider Trading Policy" means the written policy of the Company pertaining to the purchase, sale, transfer or other disposition of the Company’s equity securities by Directors, Officers, Employees or other service providers who may possess material, nonpublic information regarding the Company or its securities.

(u) "Member Company" or "Member Companies" means the Company, any Parent Corporation or Subsidiary Corporation and, to the extent designated by the Board, any Affiliate.

(v) "Net-Exercise" means a procedure by which the Participant will be issued a number of whole shares of Stock upon the exercise of an Option determined in accordance with the following formula:

N = X(A-B)/A, where

"N" = the number of shares of Stock to be issued to the Participant upon exercise of the Option;

"X" = the total number of shares with respect to which the Participant has elected to exercise the Option;

"A" = the Fair Market Value of one (1) share of Stock determined on the exercise date; and

"B" = the exercise price per share (as defined in the Participant’s Award Agreement)

(w) "Non-Employee Director" means a Director who, as of the day following each year’s date of the annual shareholders meeting, is not an Employee of a Member Company or an Affiliate.

(x) "Non-Employee Director Option" means a Nonstatutory Stock Option granted to a Non-Employee Director under Section 6.7 of the Plan.

(y) "Nonstatutory Stock Option" means an Option not intended to be (as set forth in the Award Agreement), or which does not qualify as, an incentive stock option within the meaning of Section 422(b) of the Code.

(z) "Officer" means any person designated by the Board as an officer of the Company or a Member Company.

(aa) "Option" means a right granted under Section 6 to purchase Stock pursuant to the terms and conditions of the Plan.

(bb) "Parent Corporation" means any present or future "parent corporation" of the Company, as defined in Section 424(e) of the Code.

(cc) "Participant" means any eligible person under Section 5 who has one or more outstanding Awards.

(dd) "Performance Bonus" means an Award of a cash bonus under Section 10 of the Plan.

(ee) "Performance Criteria" means one or more criteria that the Committee shall select for purposes of setting performance goals for a Performance Period.  The Performance Criteria that will be used to establish such performance goals may be based on any one of, or combination of, the following relating to a Member Company or Affiliate:  (i) earnings per share; (ii) earnings (including EBIT or EBITDA); (iii) net earnings; (iv) total shareholder return; (v) return on equity; (vi) return on assets; (vii) return on investment; (viii) return on capital employed; (ix) operating margin; (x) gross margin; (xi) operating income; (xii) pre-tax profit; (xiii) operating cash flow; (xiv) revenue; (xv) revenue growth; (xvi) expenses; (xvii) improvement in or attainment of expense levels; (xviii) improvement in or attainment of working capital levels; (xix) economic value added; (xx) market share; (xxi) cash flow per share; (xxii) share price performance; and (xxiii) debt reduction. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement only as specified in writing by the Committee.

(ff) "Performance Period" means one or more fiscal years of the Company, or such other specific period of time set by the Committee, over which the attainment of one or more performance goals will be measured for the purpose of determining a designated Covered Employee’s right to and the payment of an Award.

(gg) "Restricted Stock Award" means an Award of Stock subject to such restrictions and Vesting Conditions as established by the Committee pursuant to Section 8 of the Plan.

(hh) "Restricted Stock Unit" means a right granted to a Participant pursuant to Section 9 of the Plan to receive the value of a share of Stock on a date determined in accordance with the provisions of Section 9 and the Participant’s Award Agreement.

(ii) "Rule 16b-3" means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

(jj) "Section 162(m)" means Section 162(m) of the Code and any successor provision.

(kk) "Section 409A" means Section 409A of the Code and any successor provision.

(ll) "Section 409A Deferred Compensation" means compensation provided pursuant to the Plan that constitutes deferred compensation subject to and not exempted from the requirements of Section 409A.

(mm) "Securities Act" means the Securities Act of 1933, as amended.

(nn) "Service" means a Participant’s employment or service with the Member Companies, whether in the capacity of an Employee, a Director or a Consultant.  Unless otherwise determined by the Committee, a Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant provides service to the Member Companies or a transfer between Member Companies, provided that there is no interruption or termination of the Participant’s Service.  Furthermore, a Participant’s Service shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company; provided that for purposes of determining whether an Option is an Incentive Stock Option, an Employee’s Service will be treated as terminating three (3) months after such Employee went on a leave (or for an Employee with a Disability, one (1) year after such Employee went on leave), unless such Employee’s right to return to active employment is guaranteed by statute or contract.  Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, a leave of absence shall not be treated as Service for purposes of determining vesting under the Participant’s Award Agreement.  A Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the corporation for which the Participant performs Service ceasing to be a Member Company.  Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of and reason for such termination.

(oo) "Stock" means the common stock of the Company, as adjusted from time to time in accordance with Section 4.5.

(pp) "Stock Appreciation Right" means an Award, granted alone or in tandem with an Option, that pursuant to Section 7 of the Plan is designated as a Stock Appreciation Right.

(qq) "Stock Award" means any Option, Stock Appreciation Right, Restricted Stock Award, and Restricted Stock Unit or, to the extent designated by the Committee in an Award Agreement, any Performance Unit or Other Award.

(rr) "Subsidiary Corporation" means any present or future "subsidiary corporation" of the Company, as defined in Section 424(f) of the Code.

(ss) "Vesting Conditions" mean those conditions established in accordance with the Plan prior to the satisfaction of which shares subject to an Award remain subject to forfeiture or a repurchase option in favor of the Company upon the Participant’s termination of Service.

2.2 Construction.  Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan.  Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular.  Use of the term "or" is not intended to be exclusive, unless the context clearly requires otherwise.

3.	Administration.

3.1 Committee.  The authority to operate and administer the Plan shall be vested in a committee appointed by the Board.  The Committee shall consist solely of two or more members of the Board who are "outside directors" as defined under Section 162(m), "non-employee directors" as defined under Rule 16b-3, and meet such independence, or other required listing standards, of any applicable securities exchange that is the principal trading market for the Stock or such other requirements of applicable law as the Board determines in its discretion from time to time are necessary for the Committee to administer of the Plan. The initial Committee will be the Compensation Committee of the Board.  If, at any time, there is no committee of the Board then authorized or properly constituted to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers of the Committee at any time.

3.2 Powers of the Committee. In addition to any other powers set forth in the Plan and subject to the provisions and limitations of the Plan, the Committee shall have the full and final power and authority, in its discretion:

(a) To select from the persons eligible under Section 5.1 those who will receive Awards under the Plan;

(b) To determine the type of Award granted, the time or times at which Awards shall be granted and the number of shares of Stock to be subject to each Award;

(c) To determine the Fair Market Value of shares of Stock pursuant to the terms of the Plan;

(d) To determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares of Stock acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of shares of Stock pursuant to any Award; (ii) the method of payment for shares purchased pursuant to any Award; (iii) the method for satisfaction of any tax withholding obligation arising in connection with an Award, including by the withholding or delivery of shares of Stock; (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any shares acquired pursuant thereto; (v) the time of the expiration of any Award, (vi) the effect of the Participant’s termination of Service on any of the foregoing; and (vii) all other terms, conditions and restrictions applicable to any Award or shares of Stock acquired pursuant thereto not inconsistent with the terms of the Plan;

(e) To determine whether an Award will be settled in shares of Stock, cash, or in any combination thereof;

(f) To approve from time to time the form of any documents, including but not limited to one or more forms of Award Agreement as it deems advisable for use in the operation and administration of the Plan;

(g) To amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired upon the exercise thereof;

(h) To accelerate, continue, extend or defer the exercisability of any Award or the vesting of any shares acquired upon the exercise thereof, including with respect to the period following a Participant’s termination of Service;

(i) To prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws or regulations of or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose citizens may be granted Awards; and

(j) To correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.

In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the Articles of Incorporation and By-Laws of the Company and any applicable state corporate law.  All questions of interpretation of the Plan, of any Award Agreement or of any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award shall be determined by the Committee and such determinations shall be final, binding and conclusive upon all persons having an interest in the Plan or such Award.  Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the Plan, an Award Agreement or other agreement thereunder shall be final, binding and conclusive upon all persons having an interest therein.

3.3 Delegation By Committee.  Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any portion of its responsibilities and powers to any Officer selected by it; provided it may not delegate authority to grant Awards to Covered Employees or Insiders except to the extent such delegation complies with Section 162(m) or Rule 16b-3, as applicable.  To the extent the Committee delegates authority to any Officer, or any sub-committee containing one or more Officers, to grant Awards to Employees, who are neither Covered Employees nor Insiders, such Officer shall not participate in any decision regarding any grant of an Award to himself or herself.  Any allocation or delegation of authority by the Committee may be revoked by the Committee at any time.

3.4 Information to be Furnished to Committee.  The Company and Member Companies shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and Member Companies as to a Participant's employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect.  Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

4.	Shares Subject to Plan.

4.1 Maximum Number of Shares Issuable. Subject to adjustment as provided in Sections 4.2 and 4.5, the aggregate number of shares of Stock that may be delivered under the Plan to Participants and their beneficiaries shall be equal to the sum of (i) Two Million (2,000,000) shares of Stock; (ii) any shares of Stock available for future awards under the Prior Plans after the Approval Date; and (iii) any shares of Stock that are represented by awards granted under the Prior Plans which are forfeited, expire or are cancelled without delivery of shares of Stock, or which result in the forfeiture of the shares of Stock back to the Company, after the Approval Date.  The shares of Stock to which Stock Awards may be made shall consist of currently authorized but unissued shares, treasury shares, shares of Stock acquired by the Company, including shares purchased on the open market or in private transactions, or any combination thereof.

4.2 Share Counting.  To the extent any shares of Stock of an outstanding Stock Award are not delivered to a Participant or beneficiary because for any reason all or part of a Stock Award is forfeited or cancelled, or if shares of Stock acquired pursuant to a Stock Award subject to forfeiture or repurchase are forfeited or repurchased by the Company for an amount not greater than the Participant’s purchase price, then the shares of Stock allocable to the terminated portion of such Stock Award or such forfeited or repurchased shares of Stock shall not be deemed to have been delivered for purposes of determining the aggregate number of shares of Stock under Section 4.1 that may be delivered to Participants and their beneficiaries.  Shares of Stock shall not be deemed to have been delivered pursuant to the Plan with respect to any portion of a Stock Award that is settled in cash.  If the exercise price of any Option granted under the Plan or a Prior Plan is paid by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant, or by means of a Net-Exercise, solely the net number of shares of Stock actually delivered to the Participant shall be deemed delivered for purposes of determining the maximum number of shares deliverable under Section 4.1.  Shares of Stock withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to Section 15 shall again be available for delivery under the Plan and shall not reduce the number of shares available under Section 4.1.

4.3 Limitations.  The following limitations are imposed on the applicable Awards granted under the Plan:

(a) The maximum aggregate number of shares of Stock available to grant Incentive Stock Options to Employees shall be Four Hundred and Fifty Thousand (450,000) shares. To the extent required under the Code, the maximum number of shares of Stock available to grant Incentive Stock Options shall not be adjusted as required under Section 4.2 of the Plan.

(b) The maximum number of shares available to grant Options or Stock Appreciation Rights to any one individual shall be Four Hundred and Fifty Thousand (450,000) shares during any one fiscal year period.  If an Option is granted in tandem with a Stock Appreciation Right, such that the exercise of the Option or Stock Appreciation Right with respect to a share of Stock cancels the tandem Stock Appreciation Right or Option right, respectively, with respect to such share, the tandem Option and Stock Appreciation Right with respect to each share of Stock shall be counted as covering but one share of Stock for purposes of applying the limitations of this paragraph (b).

(c) For Restricted Stock Awards and Restricted Stock Unit Awards that are intended to be "performance-based compensation" (as that term is used for purposes of Code section 162(m)), no more than Two Hundred and Fifty Thousand (250,000) shares of Stock may be subject to such Awards granted to any one individual during any one fiscal year period.  If, after shares have been earned, the delivery is deferred, any additional shares attributable to dividends during the deferral period shall be disregarded.

(d) For Performance Unit Awards that are intended to be "performance-based compensation" (as that term is used for purposes of Code section 162(m)), no more than Five Million Dollars ($5,000,000)  may be subject to such Awards granted to any one individual during any one fiscal year period.  If, after amounts have been earned with respect to Performance Unit Awards, the delivery of such amounts is deferred, any additional amounts attributable to earnings during the deferral period shall be disregarded.

(e) For Performance Bonuses that are intended to be "performance-based compensation" (as that term is used for purposes of Code Section 162(m)), no more than Five Million Dollars ($5,000,000) shall be payable to any one individual for a fiscal year; provided, however, that the maximum Performance Bonus payable to any eligible individual that becomes designated for a Performance Bonus after beginning of a Performance Period shall be reduced on a pro rata basis for the number of days during the fiscal year that the individual was not a Covered Employee designated by the Committee as eligible for a Performance Bonus.

(g)              For Option grants to Non-Employee Directors under Section 6.7 of the Plan, no more than Seven Hundred and Fifty Thousand (750,000) shares of Stock shall be available for such grants and the number of shares subject to Options granted to each Non-Employee Director on each Grant Date (as defined under Section 6.7) shall be Thirteen Thousand Five Hundred (13,500); provided, however, that the Board may reduce this amount or adopt a formula to determine the number of shares subject to Options to be granted; provided, further, that the number of such shares may not be increased over Thirteen Thousand Five Hundred (13,500) without shareholder approval.  Options which may be granted to Non-Employee Directors pursuant to Section 6.7 of the Plan are in addition to any Options which may also be issued to such Non-Employee Directors in lieu of annual fee payments under this Plan.

(h)              The foregoing limitations will be adjusted proportionately in connection with any adjustments described in Section 4.5 below.

4.4 Performance Criteria. The Committee may designate whether any Award being granted to any Participant is intended to be "performance-based compensation" as defined under Section 162(m).  Any payment of cash, right to shares of Stock or any other distribution of property under any Award designated as performance-based compensation shall be conditioned on the attainment by a Participant of one or more pre-established objective performance goals which shall be set by the Committee based on the Performance Criteria in accordance with the requirements of Section 162(m).  No Award that is designated as "performance-based compensation" by the Committee under the terms of the Plan shall be provided or paid to any Participant unless and until the material terms of the Plan have been disclosed and approved by the shareholders of the Company as required from time to time under Treasury Regulation Section 1.162-27(e)(4) or such applicable successor provisions.

4.5 Adjustments for Changes in Capital Structure. The existence of the Plan, any Award or any Award Agreement shall not affect or restrict the right or power of the Company or its shareholders to make or authorize a corporate transaction or event such as a stock dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination or other similar corporate transaction or event affecting the Stock with respect to which Awards have been or may be issued under the Plan (any such transaction or event, a "Transaction").  To prevent the dilution or enlargement of benefits or potential benefits intended to be made available under the Plan, in the event of any change to the Stock effected without receipt of consideration through a Transaction, then the Committee shall, in such manner as the Committee deems equitable: (A) make a proportionate adjustment in (a) the maximum number and type of securities as to which Awards may be granted under this Plan, (b) the number and type of securities subject to outstanding Awards, (c) the grant or exercise price with respect to any such Award, (d) the performance targets and goals appropriate to any outstanding Awards, and (e) the per individual limitations on the number of securities that maybe awarded under the Plan (any such adjustment, an "Antidilution Adjustment"); provided, in each case, that with respect to Incentive Stock Options, no such adjustment shall be authorized to the extent that such adjustment would cause such Options to violate Section 422(b) of the Code or any successor provision; with respect to all Options, no such adjustment shall be authorized to the extent that such adjustment violates the provisions of Treasury Regulation 1.424-1; with respect to all Awards, no adjustment shall be authorized to the extent such adjustment would violate Section 409A or any successor provisions; with respect to all Awards, no such adjustment shall violate the requirements applicable to Awards intended to qualify for exemption under Section 162(m) of the Code; and the number of shares of Stock subject to any Award denominated in shares shall always be a whole number; or (B) cause any Award outstanding as of the effective date of the Transaction to be cancelled in consideration of a cash payment or alternate Award (whether from the Company or another entity that is a participant in the Transaction) or a combination thereof made to the holder of such cancelled Award substantially equivalent in value to the fair market value of such cancelled Award.  The determination of fair market value shall be made by the Committee or the Board, as the case may be, in their sole discretion.  Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number, and the exercise price per share shall be rounded up to the nearest whole cent.  In no event may the exercise price of any Award be decreased to an amount less than the par value, if any, of the stock subject to the Award.  For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as effected without receipt of consideration by the Company. Any adjustments made hereunder shall be binding on all persons having an interest herein.

5.	Eligibility.

5.1 Persons Eligible for Awards.  Employees, Consultants and Directors are eligible to receive Awards under the Plan.  Notwithstanding the foregoing, Incentive Stock Options may be granted solely to Employees; solely Non-Employee Directors may be granted Options under Section 6.7 of the Plan; and Performance Bonuses may be granted solely to Covered Employees.  In the case of the grant of an Incentive Stock Option, a person who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or a Parent Corporation or any Subsidiary Corporation shall not be eligible to hold such Incentive Stock Option unless (i) the exercise price of such Incentive Stock Option is at least 110% of the Fair Market Value of a share of Stock on the date of grant, and (ii) such Incentive Stock Option by its terms is not exercisable after the expiration of five years from the date of grant.  For purposes of the previous sentence, in determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

5.2 Participation in Plan. Awards are granted solely at the discretion of the Committee.  Eligible persons may be granted more than one Award.  However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.

6.	Stock Options.

Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall from time to time establish.  The provisions of the various Award Agreements entered into under the Plan need not be identical.  The Award Agreement shall also specify whether the Option is an Incentive Stock Option or a Nonstatutory Stock Option.  If an Option is not designated as an Incentive Stock Option, then the Option shall be a Nonstatutory Stock Option.  No Option shall provide for payment of Dividend Equivalents.  Award Agreements evidencing Options may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

6.1 Exercise Price. Except as otherwise provided in Section 5.1 of the Plan, the exercise price for each Option shall be established in the discretion of the Committee; provided, however, that the exercise price per share for an Option shall be not less than one hundred percent (100%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option.  Repricing of Options after the date of grant shall not be permitted.  Notwithstanding the foregoing, an Option may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner that would qualify under the provisions of Section 424(a) of the Code.

6.2 Exercisability and Term of Options. Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, Performance Criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option.  Subject to the foregoing, unless otherwise specified by the Committee in an Award Agreement, any Option granted hereunder shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.  Notwithstanding the foregoing, no Option granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act shall be first exercisable for any shares of Stock until at least six months following the date of grant of the Option.

6.3 $100,000 Limitation. To the extent that the aggregate Fair Market Value of shares of Stock (at the time of grant) with respect to which Incentive Stock Options are exercisable for the first time by an Employee in any one calendar year exceeds One Hundred Thousand Dollars ($100,000), the Options or portion of such Options that exceed such limitation (applied in the order in which the Options are granted) shall be treated as Nonstatutory Stock Options notwithstanding any contrary provision in the Award Agreement(s).

6.4 Payment of Exercise Price. Except as otherwise provided below, the full exercise price for the shares of Stock being exercised must be paid in cash or by check or cash equivalents on the date of exercise.  The Committee may approve and set forth in an Award Agreement additional forms of payment, which may include any one, or a combination of, the following:

(a) Tender or Attestation of Shares. All or part of the exercise price of an Option may be paid by tendering, either by actual delivery or by attestation, shares of Stock already owned by the Participant.  The Committee shall determine in its sole discretion from time to time the acceptable methods of tendering or attesting to shares of Stock to pay all or part of the exercise price of an Option.  For purposes of determining the amount of the exercise price satisfied through tender or attestation of shares, the shares shall be valued on the date the shares are tendered or attested to in the method approved by the Committee.

(b) Broker Assisted Cashless Exercise.  To the extent the Company has established and maintains a cashless exercise program with a securities brokerage firm, a Participant may exercise an Option through a cashless exercise in accordance with the policies and procedures established from time to time in the sole discretion of the Committee.  The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a cashless exercise, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.

(c) Net Exercise. By delivering to the Company a properly executed notice, in the form approved by the Committee from time to time in its sole discretion, electing a Net Exercise.

(d) Other Methods. The exercise price may be paid using such other methods of payment as the Committee, in its sole discretion, deems appropriate from time to time.

6.5 Effect of Termination of Service.

(a) Option Exercisability. Subject to earlier termination of the Option as otherwise provided herein and unless otherwise provided by the Committee in an Award Agreement, an Option shall terminate immediately upon the Participant’s termination of Service to the extent that it is then unvested and shall be exercisable after the Participant’s termination of Service to the extent it is then vested only during the applicable time period determined in accordance with this Section and thereafter shall terminate:

(i) Disability.  If the Participant’s Service terminates because of the Disability of the Participant, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant (or the Participant’s guardian or legal representative) at any time prior to the expiration of twelve (12) months after the date on which the Participant’s Service terminated, but in any event no later than the date of expiration of the Option’s term as set forth in the Award Agreement evidencing such Option.

(ii) Death.  If the Participant’s Service terminates because of the death of the Participant, then the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant’s legal representative or other person who acquired the right to exercise the Option by reason of the Participant’s death at any time prior to the expiration of twelve (12) months after the date on which the Participant’s Service terminated, but in any event no later than the date of expiration of the Option’s term as set forth in the Award Agreement evidencing such Option.

(iii) Termination for Cause.  Notwithstanding any other provision of the Plan to the contrary, if the Participant’s Service is terminated for Cause or if, following the Participant’s termination of Service and during any period in which the Option otherwise would remain exercisable, the Participant engages in any act that would constitute Cause, the Option shall terminate in its entirety and cease to be exercisable immediately upon such termination of Service or such act.

(iv) Other Termination of Service.  If the Participant’s Service terminates for any reason, except Disability, death or Cause, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant at any time prior to the expiration of three (3) months after the date on which the Participant’s Service terminated, but in any event no later than the date of expiration of the Option’s term as set forth in the Award Agreement evidencing such Option.

(b) Extension if Exercise Prevented by Law.  Notwithstanding the foregoing, if the exercise of an Option within the applicable time periods set forth in Section 6.5(a) is prevented by the provisions of Section 14 below, the Option shall remain exercisable until thirty (30) days after the date such exercise first would no longer be prevented by such provisions, but in any event no later than the date of expiration of the Option’s term as set forth in the Award Agreement evidencing such Option.

6.6 Transferability of Options.  Except as otherwise provided in Section 6.7 below, during the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative.  An Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiaries, except transfer by will or by the laws of descent and distribution or by beneficiary form filed with the Company pursuant to Section 19.5 of the Plan.  Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Option, an Option shall be assignable or transferable by gift or domestic relations order to a Participant’s "family members" as permitted in the General Instructions to Form S-8 under the Securities Act.

6.7 Non-Employee Director Options.

(a) Grant Dates.  In the event the Committee (or if required by applicable law, the Board) determines to provide for Non-Employee Director Stock Options, such Options shall be granted automatically to each Non-Employee Director on the business day following each year’s annual shareholders meeting date (the "Grant Date"); provided, however, in any event a grant to a Non-Employee Director who was an Employee at any time during the same calendar year as the Grant Date shall be made solely at the discretion of the Committee.  Any Non-Employee Director first elected as a Director after the Grant Date but before the next annual shareholders meeting shall be granted an Option as the Board shall determine in its sole discretion, but in any case covering no more than twice the number of shares granted to Non-Employee Directors on the most recent Grant Date.  The Grant Date for an Option granted to a newly elected Non-Employee Director shall be the date of such Director’s election to the Board, and the exercise price of such Option shall be the Fair Market Value of a share of Stock on such Grant Date.

(b) Exercise Price.  The exercise price per share of Stock covered by each Non-Employee Director Option shall be the Fair Market Value on the Grant Date for a share of Stock.  Repricing of Non-Employee Director Options after the Grant Date shall not be permitted.

(c) Term.  Unless otherwise determined by the Committee, Non-Employee Director Options shall vest and become exercisable immediately, subject to the provisions of the Plan.  Except as otherwise provided in Section 6.7(d), Non-Employee Director Options will expire ten (10) years after the Grant Date.

(d) Termination.  In the event that a Non-Employee Director’s Service on the Board ceases due to death, disability or Retirement, all outstanding options then held by the Director shall remain exercisable for a period of ten (10) years after the date such option is granted.  Retirement shall mean resignation from the Board after completing seven (7) years of Service and attaining age 59 1/2.  Except as otherwise provided by the Board, in the event that a Non-Employee Director’s Service on the Board ceases due to resignation, or other voluntary removal, vested and exercisable shares shall remain exercisable for a period of one (1) year following the cessation of Service.  In any event, if a Non-Employee Director is involuntarily removed for breach of duty or other Cause, all vested and exercisable Non-Employee Director Options are immediately forfeit.  For purposes of this Section 6.7, the Committee will determine in its sole discretion whether a Non-Employee Director has terminated Service due to disability.

(e) Nonstatutory Stock Options.  Options granted under this Section 6.7 of the Plan shall be solely Nonstatutory Stock Options.

(f) Transferability. Subject to Board approval, the Board may provide that all or a portion of a Non-Employee Director Option may be granted upon terms that permit transfer of the Option in a form and manner determined by the Board.  Any person to whom a Non-Employee Director Option is transferred pursuant to this Section 6.7(f) shall agree in writing to be bound by the terms of the Plan and the Award Agreement for such Non-Employee Director Option as if such transferee had been the original grantee thereto and to execute and/or deliver to the Board any documents as may be requested by the Board from time to time.

(g) Exercise/Notices. Notwithstanding any provision to the contrary in this Section 6, exercise of a Non-Employee Director Option shall be made solely by written notice delivered to the Secretary of the Company.  Any written notice required with respect to a Non-Employee Director Option shall be addressed to the Secretary of the Company and shall become effective when it is received by the Company.

7.	Stock Appreciation Rights.

Subject to the terms and conditions of the Plan, Stock Appreciation Rights shall be evidenced by Award Agreements specifying the terms and conditions for such Award in such form as the Committee shall from time to time establish.  The provisions of the various Award Agreements entered into under the Plan need not be identical.  The Award Agreement for a Stock Appreciation Right will set forth the exercise price, term of the Stock Appreciation Right, the conditions of exercise, vesting and such other terms and conditions as the Committee shall determine in its sole discretion.  A Stock Appreciation Right may be granted alone, in addition to other Awards or in tandem with an Option.  No Stock Appreciation Award shall provide for the payment of Dividend Equivalents.  Award Agreements evidencing Stock Appreciation Rights may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

7.1 Exercise Price.   The exercise price of each Stock Appreciation Right shall be established by the Committee or shall be determined by a method established by the Committee at the time the Stock Appreciation Right is granted; except that the exercise price shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant.  Repricing of Stock Appreciation Rights after the date of grant shall not be permitted.

7.2 Term.  No Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Award Agreement.

7.3 Exercise of Stock Appreciation Right.  Stock Appreciation Rights shall be exercised by providing written or electronic notice to the Company based on such terms and conditions as shall be set forth in the Award Agreement in the sole discretion of the Committee.

7.4 Payment Under Stock Appreciation Right.  Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying together (a) and (b) below:

(a) The difference between the Fair Market Value of a share of Stock on the date of exercise and the Fair Market Value of a share of Stock on the date of grant of the Stock Appreciation Right.

(b) The number of shares of Stock with respect to which the Stock Appreciation Right is being exercised.

At the discretion of the Committee, settlement upon exercise of all or part of a Stock Appreciation Right may be paid in cash, in shares of Stock, or in any combination of both.

7.5 Tandem with Options.  A Stock Appreciation Right granted in tandem with an Option may be granted at the same time as the Option and shall cover the same or a different number of shares of Stock as the tandem Option but shall have the same exercise price and be exercisable at the same time and to the same extent as the tandem Option.  Upon exercise of a Stock Appreciation Right granted in tandem with an Option, the related Option shall be cancelled automatically to the extent of the  number of the shares of Stock exercised in the tandem Stock Appreciation Right, and if an Option granted in tandem with a Stock Appreciation Right is exercised, the tandem Stock Appreciation Right shall be cancelled automatically to the extent of the number of shares of Stock exercised in the tandem Option.

7.6 Termination of Service.  In the event of a Participant’s termination of Service, the Participant may exercise his or her Stock Appreciation Right to the extent set forth in the Award Agreement, but in no event after the date the term of such Stock Appreciation Right expires.  If, after termination of Service, a Participant does not exercise his or her Stock Appreciation Right within the time period specified in the Award Agreement or by the applicable expiration date, the Stock Appreciation Right shall terminate.

8.	Restricted Stock Awards.

Restricted Stock Awards shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish.  Restricted Stock Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more performance goals.  Award Agreements evidencing Restricted Stock Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

8.1 Vesting and Restrictions on Transfer.  Shares of Stock issued pursuant to any Restricted Stock Award shall be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance goals as shall be established by the Committee and set forth in the Award Agreement evidencing such Award.  Subject to the provisions of Section 14 of the Plan, Vesting Conditions that are performance based shall not lapse for a minimum period of one (1) year, and Vesting Conditions that are non-performance-based shall not lapse in full for a minimum period of three (3) years.  Non-performance-based Vesting Conditions may lapse ratably over such three (3) year period as determined in the discretion of the Committee and set forth in an Award Agreement.  During any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than as permitted under Sections 4.5 or 14 of the Plan or in the applicable Award Agreement.  The Committee, in its discretion, may provide in an Award Agreement that upon the occurrence of one or more events or conditions that all or part of the Vesting Conditions shall be satisfied early and that the transfer restrictions shall lapse with respect to all or part of the shares of Stock subject to the Award.  The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Award that, if the satisfaction of Vesting Conditions with respect to any shares subject to such Restricted Stock Award would otherwise occur on a day on which the sale of such shares would violate the provisions of the Insider Trading Policy, then satisfaction of the Vesting Conditions automatically shall be determined on the next trading day on which the sale of such shares would not violate the Insider Trading Policy.  Upon request by the Company, each Participant shall execute any agreement evidencing the transfer restrictions under this Section 8 prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates or appropriate legends evidencing any such transfer restrictions.

8.2 Voting Rights; Dividends and Distributions.  Except as provided in this Section 8.2, Section 8.3 and any Award Agreement, during any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, the Participant shall have all of the rights of a shareholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares.  However, in the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.5, any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant is entitled by reason of the Participant’s Restricted Stock Award shall be immediately subject to the same Vesting Conditions and transfer restrictions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made.  To the extent that any portion of a Restricted Stock Award is contingent on the achievement of one or more Vesting Conditions, then any cash dividends payable with respect to shares of Stock subject to the Restricted Stock Award shall be held by the Company and shall not be paid to the Participant unless such shares of Stock become vested under the terms of the Restricted Stock Award.

8.3 Effect of Termination of Service.  Unless otherwise provided by the Committee in the Award Agreement evidencing a Restricted Stock Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to a Restricted Stock Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.

8.4 Nontransferability of Restricted Stock Award Rights.  Rights to acquire shares of Stock pursuant to a Restricted Stock Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant or the Participant’s beneficiaries, except transfer by will or the laws of descent and distribution or by a valid beneficiary designation filed with the Company pursuant to Section 19.5 of the Plan.  All rights with respect to a Restricted Stock Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

9.	Restricted Stock Unit Awards.

Restricted Stock Unit Awards shall be evidenced by Award Agreements specifying the number of Restricted Stock Units subject to the Award, in such form as the Committee shall from time to time establish.  The Company may settle payment under a Restricted Stock Unit in cash, shares of Stock or a combination of both.  Award Agreements evidencing Restricted Stock Units may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

9.1 Grant of Restricted Stock Unit Awards.  Restricted Stock Unit Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more performance goals.

9.2 Purchase Price.  No monetary payment (other than applicable tax withholding, if any) shall be required as a condition of settling a Restricted Stock Unit Award, the consideration for which shall be services actually rendered to a Member Company or for its benefit.  Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Member Company or for its benefit having a value not less than the par value of the shares of Stock issued upon settlement of the Restricted Stock Unit Award.

9.3 Vesting.  Restricted Stock Unit Awards may be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance goal as shall be established by the Committee and set forth in the Award Agreement evidencing such Award.  Subject to the provisions of Section 14 of the Plan, Vesting Conditions that are performance based shall not lapse for a minimum period of one (1) year, and Vesting Conditions that are non-performance-based shall not lapse in full for a minimum period of three (3) years.  Non-performance-based Vesting Conditions may lapse ratably over such three (3) year period as determined in the discretion of the Committee and set forth in an Award Agreement.  The Committee, in its discretion, may provide in an Award Agreement that upon the occurrence of one or more events or conditions that all or part of the Vesting Conditions shall be satisfied early.  The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Unit Award that if the satisfaction of Vesting Conditions with respect to any shares subject to the Award would otherwise occur on a day on which the sale of such shares would violate the provisions of the Insider Trading Policy, then satisfaction of the Vesting Conditions automatically shall be determined on the next trading day on which the sale of such shares would not violate the Insider Trading Policy.

9.4 Voting Rights, Dividend Equivalent Rights and Distributions.  Participants shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).  However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated.  Such Dividend Equivalent Rights, if any, shall be paid by crediting the Participant with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock.  The number of additional Restricted Stock Units (rounded down to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per share of the Stock on such date.  Such additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time as the Restricted Stock Units originally subject to the Restricted Stock Unit Award.  In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.5, appropriate adjustments shall be made in the Participant’s Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions as are applicable to the Award.

9.5 Effect of Termination of Service.  Unless otherwise provided by the Committee and set forth in the Award Agreement evidencing a Restricted Stock Unit Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.

9.6 Settlement of Restricted Stock Unit Awards.  Unless otherwise set forth by the Committee in an Award Agreement, on the date on which Vesting Conditions lapse or are otherwise satisfied with respect to Restricted Stock Units, the Company shall issue to a Participant one (1) share of Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 4.5) or the cash equivalent of the Fair Market Value of such share of Stock for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes, if any.

9.7 Nontransferability of Restricted Stock Unit Awards.  The right to receive shares or payment pursuant to a Restricted Stock Unit Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiaries, except transfer by will or by the laws of descent and distribution or by filing a valid beneficiary designation with the Company pursuant to Section 19.5 of the Plan.  All rights with respect to a Restricted Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

10.	Performance Bonuses.

10.1 Designation.  The Committee may, in its sole and absolute discretion, designate one or more Covered Employees as eligible to receive a Performance Bonus for a specific Performance Period.

10.2 Terms.  For each designated Covered Employee, within ninety (90) days after the beginning of a Performance Period the Committee shall specify in writing the terms and conditions for the payment of such Performance Bonus to each such Covered Employee for the applicable Performance Period.  Such terms and conditions shall (a) set forth objective performance goals related to one or more Performance Criteria, (b) condition the payment of the Performance Bonus on attaining the performance goals as required under Section 162(m), (c) describe the method for computing the amount of the Performance Bonus if the performance goals are met, and (d) set forth the applicable Performance Period.  The performance goals may be stated in absolute terms, relative to comparison companies or indices, as increases over past time periods, as ratios (such as earnings per share), or as returns over a period of time, and the outcome of the performance goals must be substantially uncertain at the time established by the Committee.  No Performance Bonus will be paid unless the Covered Employee is employed with the Company on the date the Performance Bonus is paid; provided, however, the Committee may set forth in the written terms and conditions for the payment of the Performance Bonus that the Performance Bonus will be paid upon the Covered Employee’s death or Disability or upon a Change in Control.

10.3 Committee Certification.  As soon as reasonably practicable after the end of each Performance Period, the Committee shall determine whether the stated performance goal(s) for a Covered Employee have been attained and the amount of the Performance Bonus to be paid to each Covered Employee for such Performance Period and shall certify such determinations in writing.  The Committee, in determining the amount of Performance Bonus actually paid to a Covered Employee, shall not have the discretion to increase the amount of the Performance Bonus that otherwise would be payable upon the attainment of the performance goals but may decrease the amount of such Performance Bonus in its sole discretion.  Notwithstanding the foregoing, this paragraph shall in no way be construed to preclude the Committee from awarding separate discretionary cash bonuses based on achievements by a Covered Employee that are not related to the attainment of the performance goals upon which payment of the Performance Bonus is conditioned.

10.4 Payment of Performance Bonuses.  Subject to any election duly and validly made by a Covered Employee with respect to the deferral of all or a portion of his or her Performance Bonus that complies with Section 409A, Performance Bonuses shall be paid in cash no later than the 15th day of the third month of the fiscal year of the Company immediately following the end of the Performance Period; provided the Committee shall have sole discretion to determine when during such period the payment shall be made.

10.5 Compliance with Section 162(m).  All Performance Bonuses paid under the Plan are intended to be "performance-based compensation" under Section 162(m) and the terms of this Plan and any designation or terms and conditions of any payment set forth by the Committee shall be interpreted as necessary to comply with Section 162(m).

11.   Performance Units.  Performance Units may be granted as the right to a fixed or variable number of shares of Stock, a cash payment for the value of such shares of Stock, or dollar denominated units subject to such Vesting Conditions and time of payment as the Committee may determine and as shall be set forth in an Award Agreement; provided; however, that the Vesting Conditions shall not lapse for a minimum period of one (1) year.  Performance Units may be paid upon attainment of the applicable performance goals in the Award Agreement in shares of Stock, cash or a combination thereof, as determined in the discretion of the Committee.

12.   Other Awards.  The Committee shall have authority to specify the terms and provisions of other forms of equity-based, equity-related or cash Awards not described above which the Committee determines to be consistent with the purposes of the Plan and the interests of the Company and which may be granted in tandem with, or independent of, other Awards under the Plan.

13.	Standard Forms of Award Agreements.

13.1 Award Agreements.  Each Award shall comply with and be subject to the terms and conditions set forth in the appropriate form of Award Agreement approved by the Committee and as amended from time to time.  Any Award Agreement may consist of an appropriate form of notice of grant and a form of agreement incorporated therein by reference, or such other form or forms, including electronic media, as the Committee may approve from time to time.

13.2 Authority to Vary Terms.  The Committee shall have the authority from time to time to vary the terms of any standard form of Award Agreement either in connection with the grant or amendment of an individual Award or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Award Agreement are not inconsistent with the terms of the Plan, the Code, or applicable law.

14.	Change in Control.

14.1 Assumption or Substitution.  Except as otherwise specified in an applicable Award Agreement, separate employment agreement or retention agreement, in the event of a Change in Control, each outstanding Stock Award shall be assumed or an equivalent option or award substituted by the successor corporation or a parent or subsidiary of the successor corporation.  In the event that the successor corporation refuses to assume or substitute for the Stock Awards, the Committee may, in its discretion, provide for (a) the Participant to fully vest in and have the right to exercise the Option or Stock Appreciation Right as to all of the shares of Stock, including shares as to which it would not otherwise be vested or exercisable, (b) all restrictions and conditions of any Restricted Stock Award or Restricted Stock Units held by such Participant to lapse, and (c) all Performance Units and any Other Awards held by such Participant to be deemed fully earned at the level determined in the sole discretion of the Committee.  If in lieu of assumption or substitution in the event of a Change in Control, a Stock Option or Stock Appreciation Right becomes fully vested and exercisable, the restrictions and conditions on Restricted Stock Awards and Restricted Stock Units lapse, and Performance Units and Other Awards are deemed fully earned at the level determined in the sole discretion of the Committee, then the Committee shall notify the Participant in writing or electronically of the change in the Stock Award and that the Stock Award shall terminate fifteen (15) days from the date of such notice (to the extent applicable). For the purposes of this Section 14.1, the Stock Award shall be considered assumed if, following the merger or sale of assets, the award confers the right to purchase or receive on the same terms and conditions as the Stock Award, for each share of Stock subject to the Stock Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its parent, the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise or settlement of the Stock Award, for each share of Stock subject to the Stock Award, to be solely common stock of the successor corporation or its parent equal in Fair Market Value to the per share consideration received by holders of Stock in the Change in Control.

14.2 Accelerated Vesting.  In the event of a Change in Control, the Committee may accelerate the vesting or exercisability of a Stock Award in its sole discretion.  Unless otherwise set forth in an Award Agreement, separate employment agreement or retention agreement, in the event of the involuntary termination of an Employee’s Service with a Member Company not for Cause within twenty-four months after a Change in Control of the Company, the following shall occur: (i) all of such Employee's outstanding Options and Stock Appreciation Rights shall become vested and exercisable, (ii) all restrictions and conditions of all Restricted Stock Awards and Restricted Stock Units held by such Employee shall lapse and (iii) all Performance Units and any Other Awards held by such Employee shall be deemed to be fully earned at the Participant’s target level.

14.3 Cash-Out of Stock Awards.  The Committee may, in its discretion and without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any Stock Award or a portion thereof outstanding immediately prior to the Change in Control and not previously exercised or settled shall be canceled in exchange for a payment with respect to each vested share (and each unvested share, if so determined by the Committee) of Stock subject to such canceled Stock Award in (i) cash, (ii) stock of a corporation or other business entity that is a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control, reduced by the exercise or purchase price per share, if any, under such Stock Award.  If any portion of such consideration may be received by holders of Stock pursuant to the Change in Control on a contingent or delayed basis, the Committee may, in its sole discretion, determine such Fair Market Value per share as of the time of the Change in Control on the basis of the Committee’s good faith estimate of the present value of the probable future payment of such consideration.  In the event such determination is made by the Committee, the amount of such payment (reduced by applicable withholding taxes, if any) shall be paid to Participants in respect of the vested portions of their canceled Stock Awards as soon as practicable following the date of the Change in Control and in respect of the unvested portions of their canceled Stock Awards in accordance with the vesting schedules applicable to such Stock Awards.

14.4 Federal Excise Tax Under Section 4999 of the Code.  Unless otherwise set forth by the express terms of an employment or retention agreement between a Participant and a Member Company, in the event that any acceleration of vesting pursuant to an Award and any other payment or benefit received or to be received by a Participant would subject the Participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an "excess parachute payment" under Section 280G of the Code, then the amount of any acceleration of vesting called for under the Award shall be reduced in order to avoid such characterization and payment of any excise tax imposed under Section 4999 of the Code.

15.	Tax Withholding.

15.1 Tax Withholding in General.  The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, to make adequate provision for, the federal, state, local and foreign taxes, if any, required by law to be withheld by the Member Companies with respect to an Award or the shares acquired pursuant thereto.  The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow established pursuant to a Stock Award Agreement, or to make any payment in cash under the Plan until the Member Companies’ tax withholding obligations have been satisfied by the Participant.

15.2 Withholding in Shares.  The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Stock Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of the Member Companies.  The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates.

16.	Compliance with Securities Law.

The grant of Stock Awards and the issuance of shares of Stock pursuant to any Stock Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed.  In addition, no Stock Award may be exercised or shares issued pursuant to an Stock Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Stock Award or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Stock Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained.  As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

17.	Compliance with Section 409A.

All Options and Stock Appreciation Rights granted under the Plan are intended to be exempt from Section 409A as stock rights granted with an exercise price not less than the Fair Market Value of a share of Stock on the date of grant of the Option or Stock Appreciation Right and the Plan and any Award Agreement or other document evidencing a grant of an Option or Stock Appreciation Right shall be interpreted as necessary to comply with Section 409A. Notwithstanding any provision of the Plan or any Award Agreement to the contrary, any Award or portion of an Award that is or becomes subject to Section 409A shall comply with the following:

17.1 Awards Subject to Section 409A.  Awards subject to Section 409A may include, but are not limited to:

(a) Any Nonstatutory Stock Option that permits the deferral of compensation other than the deferral of recognition of income until the exercise or transfer of the Option or the time the shares acquired pursuant to the exercise of the option first become substantially vested.

(b) Any Restricted Stock Unit, Performance Unit, Performance Award or Other Award that provides by its terms that payment will be made or the Award settled upon or after the occurrence of any event that will or may occur later than the end of the Short-Term Deferral Period.

Subject to U.S. Treasury Regulations promulgated pursuant to Section 409A ("Section 409A Regulations") or other applicable guidance, the term "Short-Term Deferral Period" means the period ending on the later of (i) the 15th day of the third month following the end of the Company’s fiscal year in which the applicable portion of the Award is no longer subject to a substantial risk of forfeiture or (ii) the 15th day of the third month following the end of the Participant’s taxable year in which the applicable portion of the Award is no longer subject to a substantial risk of forfeiture.  For this purpose, the term "substantial risk of forfeiture" shall have the meaning set forth in Section 409A Regulations or other applicable guidance.

17.2 Fixed Payment Dates.  Except as otherwise permitted or required by Section 409A Regulations or other applicable guidance, no payment or other distribution in settlement of an Award or portion of an Award subject to Section 409A may commence earlier than:

(a) The Participant’s “separation from service” (as defined by Section 409A Regulations, including the definition of “service recipient” under Treasury Regulation § 1.409A-1(h)(3));

(b) The date the Participant becomes “disabled” (as defined by Section 409A Regulations);

(c) The Participant’s death;

(d) A specified time (or pursuant to a fixed schedule) that is specified by the Committee upon the grant of an Award and set forth in the Award Agreement evidencing such Award;

(e) A change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (as defined by Section 409A Regulations); or

(f) The occurrence of an “unforeseeable emergency” (as defined by Section 409A Regulations).

17.3 Specified Employees.  To the extent that a Participant is a "Specified Employee" (as defined by Section 409A Regulations) of the Company, distribution pursuant to Section 17.2(a) in settlement of an Award subject to Section 409A shall be made on the first day of the seventh month after the Participant’s separation from service (the "Delayed Payment Date") or, if earlier, the date of the Participant’s death.  All such amounts that would, but for this paragraph, become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.  The amount of any payment under an Award that is based on the Fair Market Value of a share of Stock shall be determined at the time the Award vests pursuant to the applicable Award Agreement and not at the time of the Delayed Payment Date.  No interest shall be paid by the Company on any amount accumulated during the period ending on the Delayed Payment Date.

17.4 No Acceleration of Distributions.  Notwithstanding anything to the contrary herein, this Plan does not permit the acceleration of the time or schedule of any distribution under this Plan pursuant to any Award or portion of an Award subject to Section 409A, except as provided by Section 409A and Section 409A Regulations.

17.5 Interpretation. To the extent any Award granted under the Plan is subject to, or becomes subject to, Section 409A, the terms of the Plan and the Award Agreement shall be interpreted as necessary to comply with Section 409A and this Section 17.

18.	Amendment or Termination of Plan.

The Committee may amend, suspend or terminate the Plan at any time; provided, however, that any payment or distribution upon settlement of an Award subject to Section 409A upon termination of the Plan shall comply with Section 409A Regulations and all applicable guidance issued thereunder; provided, further, no amendment of the Plan by the Committee shall become effective without approval by the Company’s shareholders if such approval is required for compliance with Section 162(m), Section 16b-3 or such other applicable federal or state laws, regulations or rules, or the rules of any stock exchange or market system upon which the Stock may then be listed.  No amendment, suspension or termination of the Plan may adversely affect any then outstanding Award without the consent of the Participant; provided, however, that notwithstanding any provision of the Plan or any Award Agreement to the contrary, the Committee may, in its sole and absolute discretion and without the consent of any Participant, amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan or such Award Agreement to any present or future law, regulation or rule applicable to the Plan, including, but not limited to, Section 409A of the Code and all applicable guidance promulgated thereunder.

19.	Miscellaneous Provisions.

19.1 Forfeiture Events.

(a) The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award.  Such events may include, but shall not be limited to, termination of Service for Cause or any act by a Participant, whether before or after termination of Service, that would constitute Cause for termination of Service.

(b) If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, then any Participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 and who knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve (12) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.

(c)  To the extent required by the regulations issued by the Securities and Exchange Commission under the Dodd-Frank Wall Street Reform and Consumer Protection Act, executive officers of the Company will be required to reimburse the Company for an incentive compensation that is received from a payment or other settlement of an Award as required by such regulations.

19.2 Provision of Information.  Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s shareholders.

19.3 Rights as Employee, Consultant or Director.  No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.  Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee, Consultant or Director or interfere with or limit in any way any right of a Member Company to terminate the Participant’s Service at any time.  To the extent that an Employee of a Member Company other than the Company receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee’s employer or that the Employee has an employment relationship with the Company.

19.4 Rights as a Shareholder.  A Participant shall have no rights as a shareholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).  No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.5 or another provision of the Plan.

19.5 Beneficiary Designations.  A Participant’s beneficiary shall be the person, persons, or entity designated by the Participant on a properly completed beneficiary designation form submitted to the Company.  Such designation may be changed by the Participant without the consent of any previously designated beneficiary.  A beneficiary designation will not become effective unless it is made on a form approved by the Company and is received by the Company prior to the Participant’s death.

19.6 Delivery of Title to Shares.  Subject to any governing rules or regulations, the Company shall issue or cause to be issued the shares of Stock acquired pursuant to an Award and shall deliver such shares to or for the benefit of the Participant by means of one or more of the following: (a) by delivering to the Participant evidence of book entry shares of Stock credited to the account of the Participant, (b) by depositing such shares of Stock for the benefit of the Participant with any broker with which the Participant has an account relationship, or (c) by delivering such shares of Stock to the Participant in certificate form.

19.7 Fractional Shares.  The Company shall not be required to issue fractional shares upon the exercise or settlement of any Stock Award.  In lieu of issuing such fraction of a share of Stock, the Company will be entitled to pay a Participant the Fair Market Value of such fractional share on the business day immediately following the date the Stock Award is exercised or vests.

19.8 Retirement and Welfare Plans.  Neither Awards made under this Plan nor shares of Stock or cash paid pursuant to such Awards shall be included as "compensation" for purposes of computing the benefits payable to any Participant under any Member Company’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing such benefits.

19.9 Severability.  If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.

19.10 No Constraint on Corporate Action.  Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or another Member Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or another Member Company to take any action which such entity deems to be necessary or appropriate.

19.11 Unfunded Obligation.  Participants shall have the status of general unsecured creditors of the Company.  Any amounts payable to Participants pursuant to the Plan shall be unfunded and unsecured obligations for all purposes.  No Member Company shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations.  The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder.  Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or any Member Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of any Member Company.  The Participants shall have no claim against any Member Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.

19.12 Choice of Law.  Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and each Award Agreement shall be governed by the laws of the Commonwealth of Virginia, without regard to its conflict of law rules.

19.13 No Repricing.  Notwithstanding anything in this Plan to the contrary, without prior approval of the Company’s shareholders, no amendment or modification may be made to an outstanding Option or Stock Appreciation Award, including, without limitation, by reducing the exercise price or replacing any Option or Stock Appreciation Right with cash or another Award when such amendment or modification would be treated as repricing under the rules of the stock exchange on which the Company’s Stock is listed; provided, however, that appropriate adjustments to Options and Stock Appreciation Awards may be made as permitted under Section 4.5 of the Plan.

20.   Shareholder Approval.  The Plan is subject to approval of the Shareholders within twelve (12) months of the Effective Date.